Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Equity Distribution Acquisition Corp. (the “Company”) on Form S-1, of our report dated July 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Equity Distribution Acquisition Corp. as of July 14, 2020 and for the period from July 7, 2020 (inception) through July 14, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 28, 2020